UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2007
LIONS GATE ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-14880 (Commission File Number)	N/A (I.R.S. Employer Identification No.)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Address of Principal Executive Offices)
(877) 848-3866
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.
     The Board of Directors (the “Board”) of Lions Gate Entertainment Corp. (the “Company”) previously approved, subject to shareholder approval, amendments to the Company’s 2004 Performance Incentive Plan (the “2004 Plan”) that would: (i) increase the number of the Company’s common shares that may be delivered pursuant to awards granted under the 2004 Plan by an additional 7,000,000 shares; and (ii) increase the number of the Company’s common shares that may be delivered pursuant to full-value awards granted under the 2004 Plan by an additional 7,000,000 shares. (For this purpose, a “full-value award” generally means a grant of shares or share units under the 2004 Plan as opposed to the grant of a stock option or stock appreciation rights.) On September 11, 2007, the Company’s shareholders approved those amendments to the 2004 Plan.
     The following summary of the 2004 Plan is qualified in its entirety by reference to the text of the 2004 Plan, which was previously filed as Appendix A to the Company’s proxy statement dated July 26, 2007.
     The Board or one or more committees appointed by the Board administers the 2004 Plan. The Board has delegated general administrative authority for the 2004 Plan to the Compensation Committee of the Board. The administrator of the 2004 Plan has broad authority under the 2004 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. Persons eligible to receive awards under the 2004 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.
     The maximum number of the Company’s common shares that may be issued or transferred pursuant to awards under the 2004 Plan is 14,000,000 shares, and the maximum number of the Company’s common shares that may be issued or transferred pursuant to full-value awards under the 2004 Plan is 13,500,000 shares (in each case, after giving effect to the 2004 Plan amendments). To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2004 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2004 Plan, will be available for subsequent awards under the 2004 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Plan will again be available for subsequent awards under the 2004 Plan.
     The types of awards that may be granted under the 2004 Plan include stock options, stock appreciation rights, stock bonuses, restricted shares and restricted share units, as well as certain cash bonus awards.
     As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1	Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A filed on July 26, 2007).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2007	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer

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